Exhibit (a)(1)(E)
AMENDMENT TO STOCK OPTION AGREEMENT(S)
AND AGREEMENT TO MAKE CASH PAYMENT
     This Amendment to Stock Option Agreement(s) and Agreement to Make Cash Payment (the “Agreement”) is between Nabors Industries Ltd. (the “Company”) and                      (“Optionee”).
     WHEREAS, the Company and Optionee are parties to certain stock option agreement(s) (the “Option Agreements”) granting Optionee the options (“Options”) to purchase shares of the Company’s common stock under the Nabors Industries, Inc. 1996 Employee Stock Plan and/or the Nabors Industries, Inc. 1998 Employee Stock Plan (individually, a “Plan” and together, the “Plans”) listed in the addendum (the “Addendum”) provided to Optionee in connection with the Company’s offer to Optionee described in the Company’s Offer to Amend the Exercise Price of Certain Options, included in its Schedule TO filed with the Securities and Exchange Commission on November 29, 2007 (the ”Offer”);
     WHEREAS, certain Options or portions thereof (the “Eligible Options”) were: (1) not vested as of December 31, 2004, (2) granted at a discount from fair market value on the date of grant as determined under applicable financial accounting methods, and (3) outstanding and unexercised as of December 28, 2007 at 12:00 midnight, Eastern Time (the “Expiration Date”);
     WHEREAS, the Eligible Options will be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable state laws because they were granted at a discount from fair market value;
     WHEREAS, as described in and subject to the terms and conditions of the Company’s offer to Optionee described in the Offer, the Company and Optionee desire to amend the Option Agreements to increase the exercise price(s) of the Eligible Options to eliminate such adverse tax consequences;
     WHEREAS, in accordance with the terms of the Offer, the Company desires to compensate Optionee for such increased exercise price(s) by making a cash payment to Optionee; and
     WHEREAS, Optionee has accepted the Company’s Offer with respect to the Eligible Options;
     NOW, THEREFORE, the parties hereby agree as follows:
     1. Each Option Agreement is hereby amended to increase the exercise price per share, with respect to those shares subject to an Eligible Option, to the higher exercise price per share shown for each Eligible Option on the Addendum which, pursuant to the terms of the Offer, is made part of the Optionee’s Election Agreement (as defined in the Offer).
     2. The Company shall make a cash payment to Optionee for each amended Eligible Option in an amount equal to the difference between the new exercise price per share of the amended Eligible Option and the original exercise price per share, less all applicable federal, state and local income and employment withholding taxes. The cash payment amount for each amended Eligible Option and the total cash payment amount, before applicable withholding for income and employment taxes, are shown on the Addendum. The Company shall make the cash payments on or about January 18, 2008.
     3. This Agreement, together with the Addendum, the Option Agreements (to the extent not expressly amended hereby) and the applicable Plan under which each Option is outstanding (all of which are incorporated herein by this reference), represent the entire agreement of the parties with respect to the Options and supersede any and all previous contracts, arrangements or understandings between the parties with respect to such Options. This Agreement may be amended only by means of a writing signed by Optionee and an authorized officer of the Company.
     4. The parties agree that immediately following the Expiration Date and subject to the terms and conditions of the Offer, the Addendum and this Amendment to Stock Option Agreement(s) and Agreement to Make Cash Payment will evidence Optionee’s amended options and Optionee’s right to receive a cash payment for the Eligible Options that Optionee has elected to have amended.
     IN WITNESS WHEREOF, this instrument is executed automatically effective immediately following the Expiration Date in accordance with the terms and conditions hereof and of the Offer.

NABORS INDUSTRIES LTD.
By:
Name:
Title:

OPTIONEE Printed Name:

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